Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PHEASANT RUN APTS, LS, LIMITED PARTNERSHIP

a Florida limited partnership

AS SELLER

AND

KC PHEASANT ASSOCIATES, LLC,

a Delaware limited liability company

AS PURCHASER

As of August 2, 2007

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 2, 2007 (the “Effective Date”), by and between PHEASANT RUN APTS, LS, LIMITED PARTNERSHIP, LLC, a Florida limited partnership (the “Seller”) and KC PHEASANT ASSOCIATES, LLC, a Delaware limited liability company (“Purchaser”).

LANDAMERICA COMMERCIAL SERVICES (“Escrow Agent”), is a party to this Agreement for the limited purposes set forth herein.

WITNESSETH:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a) that certain tract or parcel of land located in Lee’s Summit, Jackson County, Missouri, and more particularly described on Schedule 1.2(a), attached hereto and by this reference made a part hereof (the property described in this clause (a) being herein referred to as the “Land”), together with any rights, easements and appurtenances pertaining to the Land;

(b) those rights, easements and appurtenances pertaining to the Land, including (i) all right, title and interest of Seller (if any) in and to adjacent streets, alleys or rights-of-way, (ii) strips, gaps and gores, if any, in connection with the Land, (iii) any and all oil, gas and minerals lying under, in, on or about or constituting a part of the Land, regardless of whether the minerals are considered part of the surface estate or part of the mineral estate, and (iv) all right, title and interest of Seller with respect any easements or covenants that benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the “Related Rights”)

(c) the buildings, structures, fixtures and other improvements (if any) on the Land (the property described in this clause (c) being herein referred to as the “Improvements”, and the Land and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);

(d) all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.2(c), attached hereto and incorporated herein by this reference, but excluding (i) personal property owned by tenants under the Leases, (ii) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than Seller, and (iii) any items leased to Seller (the property described in this clause (d), other than the excluded items, being herein referred to collectively as the “Tangible Personal Property”).

(e) all of the right, title and interest as landlord or lessor in, to and under all agreements listed and described on Schedule 1.2(d) (the “Rent Roll”) attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the “Leases”);

(f) all right, title and interest as the owner in, to and under (i) the contracts listed and described on Schedule 1.2(e) (the “Service Contracts”) attached hereto and made a part hereof, (ii) all existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property (the property described in this clause (f) being sometimes herein referred to collectively as the “Intangible Property”.

1.2 Property Defined. The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. At Closing, Seller shall covey to Purchaser good, marketable and indefeasible title to the Property subject only to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller shall sell, and Purchaser shall purchase, the Property for a total purchase price (the “Purchase Price”) of Eight Million Two Hundred Fifty Thousand No/100 Dollars ($8,250,000.00).

1.5 Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be paid at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to Closing and shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to Closing.

1.6 Earnest Money Deposit. Within three (3) business days following the Effective Date, Purchaser shall deposit with Escrow Agent (450 South Orange Avenue, Suite 170,

Orlando, Florida 32801, Phone: 407-835-4363) the sum of Fifty Thousand Dollars ($50,000.00) by wire transfer of immediately available funds (the “Initial Deposit”). If Purchaser has not terminated this Agreement, then at the conclusion of the Inspection Period (described in Article 3), Purchaser shall deposit an additional Fifty Thousand Dollars ($50,000.00) with Escrow Agent (the “Additional Deposit”). The Initial Deposit and Additional Deposit shall be collectively referred to as the “Deposit”. The Escrow Agent shall invest the Deposit pursuant to Purchaser’s directions and in accordance with the terms and conditions of ARTICLE 9. All interest accruing and other income earned on such sum shall become a part of the Deposit and shall be distributed as a part of the Deposit in accordance with the terms of this Agreement. In any event, if Purchaser is entitled to have Deposit returned to Purchaser pursuant to any provision of this Agreement, then One Hundred Dollars ($100.00) of the Deposit shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

ARTICLE 2

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Purchaser shall have the Seller’s title to the Property examined. The report of such title examination shall be in the form of an owner’s title insurance commitment (as initially issued to Purchaser, the “Title Commitment”) issued by Escrow Agent (in its capacity as title insurer sometimes herein called the “Title Company”).

2.2 Survey. On or before the Title Objection Date (as defined in Section 2.3(a)), Purchaser shall have the Real Property accurately surveyed by a licensed surveyor or engineer of Purchaser’s choice showing the actual boundaries of the Real Property, the acreage contained therein, the location of the Improvements and such other matters as Purchaser deems appropriate. Such survey shall constitute the “Survey” hereunder.

2.3 Title Objections; Cure of Title Objections.

(a) Purchaser shall have until the thirtieth (30th) day after the Effective Date (the “Title Objection Date”) to notify Seller, in writing, of such objections as Purchaser may have to the Title Commitment (including the title exception documents referred to therein) or the Survey, other than the Permitted Exceptions described in clauses (a) and (b) of Section 2.4. The items set forth on Schedule 2.3(a), attached hereto and by this reference made a part hereof hereof, together with any item contained in the Title Commitment or shown on the Survey to which Purchaser does not object on or before the Title Objection Date shall be deemed a “Permitted Exception.”

(b) In the event Purchaser shall notify Seller of objections to title or matters shown on the Survey on or before the Title Objection Date, Seller shall have the right, but not the obligation, to cure such objections. On or before the fifth (5th) business day from and after Seller’s receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. Seller’s failure to provide such a notice shall be deemed an election by Seller not to cure any such objection. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, then Seller shall be obligated to cure such objection or objections. If Seller elects, or is deemed to have elected, not to cure any objections specified in Purchaser’s notice, then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (c) below:

(1) to accept the Seller’s title to the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or

(2) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

(c) If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection or objection to matters disclosed on the Survey, or if Seller is deemed to have elected not to cure any title objections or objections to matters disclosed on the Survey, then in any such case Purchaser shall, within five (5) business days after receiving Seller’s notice or the date of Seller’s deemed election, as applicable, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (b)(1) above or to terminate this Agreement under clause (b)(2) above. Purchaser’s failure to provide such a notice will be deemed an election by Purchaser to accept conveyance under clause (b)(1) above.

(d) Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge all mortgages and other monetary liens encumbering the Property (regardless of whether Purchaser objects to such mortgage). (The term “mortgage” as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms “discharge” and “discharged” as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or other item as a lien on the Property); provided, however, that Purchaser shall pay any prepayment penalty, yield maintenance payment or any other similar charge or expense imposed by the holder of the existing mortgage loan (the “Existing Mortgage Loan”) encumbering the Property in connection with the prepayment of the Existing Mortgage Loan.

2.4 Title to the Property. At Closing, Seller shall convey good, marketable and indefeasible title to the Property, subject only the Permitted Exceptions. It shall be a condition to Purchaser’s obligation to close this transaction that the Title Company shall have issued the Title Policy to Purchaser (or unconditionally committed to issue the Title Policy to Purchaser upon receipt of the title insurance premium therefor). “Title Policy” means an extended coverage American Land Title Association (ALTA) Form 1992 Owner’s Policy of Title Insurance insuring Purchaser’s fee simple title to the Real Property, in the amount of the Purchase Price, with the standard exceptions and the creditor’s rights exclusion deleted, and including the endorsements set forth in Schedule 2.2, attached hereto and by this reference made a part hereof, and subject only to the following matters (the “Permitted Exceptions”):

(a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to proration and adjustment as herein provided;

(b) the rights of tenants, as tenants only, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement; and

(c) additional items, if any, appearing of record or shown on the Survey, approved or deemed approved by Purchaser pursuant to Section 2.3 or 2.5 hereof.

2.5 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Survey after the effective date of the Title Commitment or the Survey, as appropriate; provided, however, that Purchaser must notify Seller of any such objections within ten (10) days of Purchaser’s first receipt of the updated title commitment or updated survey, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Date

2.6 Seller’s Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement.

ARTICLE 3

INSPECTION PERIOD

3.1 Right of Inspection of the Property.

(a) From and after the Effective Date and so long as this Agreement remains in full force and effect, Purchaser shall have the right to make a physical inspection of the Property, and Purchaser, personally or through agents, employees or contractors, may go upon the Property during normal business hours or at other reasonable times to make boundary line or topographical surveys and to conduct such studies, tests, samplings, investigations and analyses of any and all aspects of the Property as Purchaser deems necessary or desirable, including, without limitation, engineering, environmental, soil, and groundwater and other tests, samplings and studies of the Property. Purchaser’s environmental study of the Property may include, among other matters, studies of soil and groundwater contamination, asbestos, polychlorinated biphenyls (PCBs), lead in drinking water, lead based paint, radon gas, and wetlands. Seller will provide Purchaser and its agents with access to the Property and will cooperate with Purchaser’s surveys, studies, tests, samplings, investigations, and analyses.

(b) In addition to any other obligation to assist Purchaser in the inspection of the Property, Seller hereby agrees to provide to Purchaser, within ten (10) days after the Effective Date, true and correct copies of all materials described on Schedule 3.1(b) attached hereto and by this reference made a part hereof, to the extent Seller has not already done so and these materials are available to Seller or any consultants employed by Seller, or are in the reasonable control of Seller or any consultants employed by Seller.

(c) Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (individually, a “Claim,” and collectively, “Claims”) that may be incurred by Seller and arise out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them in the inspection of the Property. Such Claims shall include, but are not limited to, Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or Claims of lien filed against the Property. Such Claims shall exclude, however, any Claims to the extent such Claims arise out of the discovery of, or the non-negligent, accidental or inadvertent actual or threatened release or movement of, any Hazardous Materials resulting from Purchaser’s inspections and other activities (unless the Hazardous Materials are brought onto the Property by Purchaser or Purchaser’s authorized agents, employees, consultants or contractors). In defending the Indemnitee, Purchaser shall provide counsel that is reasonably acceptable to the Indemnitee. Purchaser shall backfill all trenches, fill holes and similarly repair damage and eliminate dangerous conditions created during its inspections, tests, and studies, whether such conditions are created by the Purchaser or any of its agents, employees, contractors, or consultants. This Section 3.1(c) shall survive any termination of this Agreement.

(d) Purchaser shall maintain or shall cause its contractors to maintain a One Million Dollar ($1,000,000) comprehensive general liability insurance on an occurrence basis (including, without limitation, contractual liability, contractor’s protective liability, personal injury and property damage coverage) in a combined single limit of at least Two Million Dollars ($2,000,000) with reasonable deductibles, and a One Million Dollar ($1,000,000) worker’s compensation insurance in such amounts and with such coverages as may be required in the jurisdiction where the Property is located. Purchaser shall provide Seller evidence of such insurance, prior to any entry upon the Property to perform the inspections, in the form of an insurance certification. This Paragraph shall survive the termination of this Agreement.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser’s sole discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before the thirtieth (30th) day after the Effective Date (the “Inspection Date”). Upon any such termination of this Agreement pursuant to Purchaser’s rights under this Section 3.2, the Deposit shall be returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice of termination on or before the Inspection Date, as such date may be extended, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2. Time is of the essence with respect to the provisions of this Section 3.2. (The period commencing on the Effective Date and ending on the Inspection Date, as such date may be extended, is sometimes referred to herein as the “Inspection Period.”)

ARTICLE 4

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held in escrow at the offices of the Escrow Agent in Atlanta, Georgia at 10:00 a.m. (eastern time) on the date that is thirty (30) days after the end of the Inspection Period (or such extended date as may be provided under other provisions of this Agreement). The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date.” Notwithstanding anything contained herein to the contrary, Seller may, in at its sole option, extend the Closing Date until the last day of the calendar month in which the Closing is scheduled to occur if the prepayment provisions of the Existing Loan require that prepayment of the Existing Mortgage occur on the last day of a calendar month.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a special warranty deed in the form in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, duly executed by Seller, pursuant to which Seller shall convey the Real Property to Purchaser subject only to the Permitted Exceptions;

(b) deliver to Purchaser a blanket bill of sale and assignment, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof (the “Bill of Sale and Assignment”), duly executed by Seller, pursuant to which (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller’s interest in and to the Leases and Service Contracts;

(c) execute and deliver to Purchaser a certificate (“Seller’s Closing Certificate”), dated as of the Closing Date, in the form of attached hereto as Schedule 4.2(c) and by this reference made a part hereof, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the Closing Date;

(d) deliver to Purchaser an updated Rent Roll, certified by Seller to be true and correct in all material respects.

(e) execute and deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(f) join with Purchaser to execute a notice (the “Tenant Notice”) in form and content reasonably satisfactory to Purchaser and Seller, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

(g) deliver to Purchaser a closing statement, duly executed by Seller and approved by Purchaser, consistent with the terms of this Agreement;

(h) deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i) deliver to the Title Company a title insurance affidavit, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Purchaser and the Title Company and sufficient for the Title Company to issue the Title Policy;

(j) deliver such additional documents as shall be reasonably requested by the Title Company or Purchaser or required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion;

(k) deliver to Purchaser at the place of Closing or at the Property all keys and access control cards or fobs for the property, the Leases, the Service Contracts and licenses and permits, if any, in the possession of Seller or Seller’s agents, including any originally executed Leases and Service Contracts in Seller’s possession at the Property or otherwise in Seller’s reasonable control, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property and including all items of Tangible Personal Property or Intangible Personal Property that are in Seller’s possession or control; and

(l) deliver to Purchaser possession and occupancy of the Property, subject only to the Permitted Exceptions.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) deliver to the Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available federal funds wire transferred to an account designated in writing by Escrow Agent as set forth in Section 1.6 (“Escrow Agent’s Account”), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing;

(b) deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(c) join Seller in execution of the Bill of Sale and Assignment and the Tenant Notice; and

(d) deliver to Seller a closing statement, duly executed by Purchaser and approved by Seller, consistent with the terms of this Agreement.

4.4 Credits and Prorations.

(a) If the transaction closes before 2:00 P.M. Eastern time on the Closing Date, all income and expenses in connection with the operation of the Property shall be apportioned, as of 12:01 A.M., on the Closing Date, as if Purchaser were vested with ownership of the Property during the entire Closing Date, and such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of all income and the burden of all expenses for all periods preceding the Closing

Date. If the transaction closes after 2:00 P.M. Eastern Time on the Closing Date, all income and expenses in connection with the operation of the Property shall be apportioned, as of 12:01 A.M., on the day after the Closing Date, as if Purchaser were vested with ownership of the Property during the entire day after the Closing Date, and such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of all income and the burden of all expenses for all periods preceding the day after the Closing Date. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing “true-up” shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary. Such prorated items shall include, without limitation, the following:

(1) rents, if any, based on the amount collected for the current month. The term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases other than refundable deposits, application fees, late charges, pet charges and termination payments (of which deposits and termination payments shall be treated as set forth in Section 4.4(b)(1) but such other amounts shall be retained by Seller);

(2) ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(2) hereof;

(3) payments under the Service Contracts, which shall not include any “key” or “door” money;

(4) Seller utilizes the services of RUBS (residential utility billing service) to collect certain utility payments from tenants. All RUBS monies which have accrued to the credit of Seller which are unpaid at the Close of Escrow shall be credited to Seller. All other utility service charges for electricity, heat and air conditioning service which are expenses of the Property (not of individual tenants), other utilities, taxes (other than real estate and personal property taxes) such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations;

(5) if applicable, annual assessments or similar periodic charges under any private covenants, conditions, restrictions or easements affecting the Property; and

(6) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(1) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any unforfeited resident deposits shown on the Rent Roll or credit to Purchaser the amount of such unforfeited resident deposits and any interest thereon, (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party’s option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted; and (C) Purchaser shall receive a credit for the any termination payment equal to the unamortized amount thereof as of the Closing Date. For the purposes of this Section 4.4(b)(1) the term “unforfeited resident deposits” means any refundable resident deposits which are held by Seller and which Seller has not applied, and is not entitled to apply, against delinquent rents, property damage or otherwise;

(2) Any ad valorem taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing, and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing upon the availability of the final tax bills.

(3) Gas, electricity and other utility charges which are payable by any tenant to a third party shall not be apportioned hereunder, except as to the RUBS payments described in Section 4.4(a)(5).

(4) Seller shall pay in full prior to the Closing all leasing commissions and locators’ and finders’ fees, if any, due to leasing or other agents (pursuant to a contractual arrangement with Seller) for each Lease entered into by Seller prior to the Closing Date promptly when due. Trade payables in the nature of open accounts payable to trade vendors or suppliers and all other accounts payable which have accrued prior to the Closing Date shall be the obligation of Seller.

(5) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents; and

(6) If after Closing any ad valorem taxes or other assessments with respect to the Property are or become due for the year of Closing or prior years, then Seller shall pay to Purchaser, within ten (10) days following receipt of Purchaser’s statement therefor, (i) the full amount of such additional taxes for any year prior to the year of Closing and (ii) Seller’s share of any such additional taxes for the year of Closing, prorated in the manner set forth above; and such obligation of Seller shall not merge with the deed(s) to be delivered hereunder but shall survive the Closing.

(c) The provisions of this Section 4.4 shall survive Closing.

4.5 Closing Costs.

(a) Seller shall pay (i) the fees of any counsel representing it in connection with this transaction, (ii) one-half ( 1/2) of any escrow fees charged by Escrow Agent or the Title Company, (iii) the costs of recording all mortgage cancellations, if any, (iv) if applicable, any and all applicable transfer taxes, documentary stamp taxes, recordation taxes, and similar charges relating to the transfer of the Property, (v) and the premium for the Title Policy except for endorsements required by Purchaser.

(b) Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) the cost of the Survey, (iii) the cost of recording the Deed, (iv) one-half ( 1/2) of any escrow fees charged by Escrow Agent or the Title Company and (v) any prepayment penalty, yield maintenance payment or any other similar charge or expense imposed in connection with prepayment of the Existing Mortgage Loan, as set forth in Section 2.3(d).

(c) Except as otherwise provided herein, all other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made and updated as of the Closing Date (without any reference to “knowledge”).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(d) Purchaser shall have obtained, at its sole cost and expense, any consent needed for the purchase and sale contemplated herein under the provisions of that certain Land Use Restriction Agreement (the “Restriction Agreement”) dated as of March 1, 1995, recorded as Document I1132446 in the Office of the Director of Records of Jackson County, Missouri. Seller agrees to cooperate with Purchaser in obtaining such consent. Purchaser agrees to use due diligence to obtain such consent and shall apply with the appropriate party for the consent within five (5) days from the Effective Date. If consent is not obtained within one hundred eighty (180) days from the Effective Date then either party may cancel this Agreement.

(e) The Title Company shall have issued the Title Policy to Purchaser (or unconditionally committed to issue the Title Policy to Purchaser upon receipt of the title insurance premium therefor).

(f) All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the Closing Date.

In the event any of the foregoing conditions has not been satisfied by the Closing Date other than through failure of Purchaser to fully comply with its obligations under this Agreement, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Seller shall refund the Deposit to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 5.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing

Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made and updated as of the Closing Date.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

(e) All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the Closing Date.

In the event any of the foregoing conditions has not been satisfied by the Closing Date other than through failure of Seller to fully comply with its obligations under this Agreement, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Seller shall refund the Deposit to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with ARTICLE 5.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to, and covenants with, Purchaser as of the Effective Date and as of the Closing Date, that:

(a) Authority of Seller. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any material agreements, regulations, or laws to or by which Seller is bound.

(b) Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Florida, and Seller is qualified to conduct business in the State of Missouri. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate (i) any provision of the Seller’s organizational documents; or (ii) any material agreements, regulations, or laws to or by which Seller is bound. This Agreement has been duly authorized, executed and delivered by Seller.

(c) No Consent. No consents, approvals, waivers, permits or authorizations from any governmental authority or Person not a party hereto are required to be obtained or made by Seller in connection with the execution, delivery and performance of or compliance by Seller with this Agreement or any of the closing documents or the consummation by Seller of the transaction contemplated hereby.

(d) Pending Actions. No action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment is pending or, to Seller’s knowledge, threatened against Seller or the Property.

(e) Condemnation. Seller has not received notice of, and, to the best of Seller’s knowledge, there is not, any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof or concerning the widening, change of grade or limitation on the use of streets abutting the Property. Seller shall, promptly upon Seller’s receiving any such notice or learning of any such contemplated or threatened action, give Purchaser written notice thereof.

(f) Taxes and Assessments. To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid (except ad valorem taxes for the current year, if any, that are not currently due and payable), whether or not they have become liens; and Seller shall notify Purchaser upon Seller’s learning of any such assessments. Seller has not filed any pending notices of protest against real property tax assessments with respect to the Real Property, nor has Seller engaged anyone to file such a protest (other than protests which have been concluded). True and complete copies of the most recent real estate tax bills for the Property have been or will be delivered to Purchaser. Except for the Permitted Exceptions, Seller does not have any knowledge of any pending or threatened liens, special assessments, or impositions against the Property by any governmental or public authority.

(g) Leases and Rent Roll. Seller is the lessor or landlord under the Leases. The information contained in the Rent Roll is true and correct in all material respects as of the date thereof. Except as set forth in the Rent Roll, there are no other leases or occupancy agreements affecting the Property (other than such Leases, if any, as may have been entered into in the ordinary course of business since the date of the Rent Roll). Except as otherwise set forth in the Rent Roll, no rent concessions have been given to any tenants that would be applied against rent after the Closing, and no rent has been paid in advance by any tenants respecting a period subsequent to the Closing. Except as set forth in the Rent Roll, no tenant is in material default under its Lease, and, to Seller’s knowledge, Seller is not in material default under any of the Leases.

(h) Existing Agreements; Service Contracts. There are no management, service, supply, equipment rental and similar agreements to which Seller is a party affecting the Property other than the Service Contracts. Those Service Contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. To Seller’s knowledge, Seller is not in default with respect to its obligations or liabilities under any of the Service Contracts. Other than the Leases, the Service Contracts and the Permitted Exceptions, there are no leases, ground leases, service contracts, maintenance contracts, management agreements or other agreements or understandings, whether oral or written, relating to the Property to which Seller is a party or by which Seller is bound that will be binding on Purchaser or the Property on or after the Closing Date. To Seller’s knowledge, Seller is not in default with respect to its obligations or liabilities under the Restriction Agreement.

(i) Environmental Matters. Except as may be set forth in those environmental reports and other matters, if any, identified on Schedule 5.1(i) (collectively, the “Environmental Reports”), (i) Seller has not received any written notice from any governmental authority, neighboring property owner or other party asserting any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, (ii) Seller has not commissioned any study or investigation relating to the presence or absence of Hazardous Materials on the Property, (iii) to Seller’s knowledge, no areas on the Property exist where Hazardous Materials have been generated, disposed of, released or found, (iv) Seller has no knowledge of the existence of any areas for the storage or disposal of any Hazardous Materials on the Property, (v) to Seller’s knowledge, there are no storage tanks located on the Property, either above or below ground, or any underground pipes or lines on the Property, and the Property previously has not been used as a landfill or as a dump for garbage or refuse, and (vi) Seller has no knowledge of an Mold Condition affecting the Property. The term “Environmental Laws” as used herein includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” as used herein includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws. The term “Mold Condition” as used herein means the presence or suspected presence of Mold or any condition that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property. The term “Mold” as used herein means mold, mildew, fungus or other potentially dangerous organisms.

(j) Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor for or supplied material to Seller with respect to the Property have been paid in full, and all liens arising from any such services, labor or materials (or claims with which the passage of time or notice or both could mature into liens) have been satisfied and released.

(k) Utilities and Curb Cuts. To Seller’s knowledge, all water, sewer, electric, natural gas, telephone, and storm water and drainage facilities and all other utilities required in the normal operation of the Improvements are available and are installed to the property lines of the Land, are connected to the Improvements, and are adequate to serve the Improvements for their current use. To Seller’s knowledge, the Land has direct access (either directly or through valid public or private easements) to public roads through the curb cuts now in place and Seller has not received any written notice concerning the widening, change of grade or limitation on the use of streets abutting the Property.

(l) Permits and Legal Compliance. Seller has not received any written notice of an intention of any governmental authority to revoke any license, permit or certificate required for the development, use, operation or occupancy of the Property. Seller has not received any written notice that the Property is in violation of any zoning, building, fire, health, environmental or other law, statute, ordinance, regulation or order of any governmental or public authority applicable to the Property or any private covenants or restrictions encumbering the Property that remains uncured.

5.2 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 shall survive Closing for a period of one (1) year after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to Seller within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

5.3 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware. Purchaser has the full right and authority to enter into this Agreement and to consummate the transaction contemplated herein pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound.

(b) Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under Purchaser’s organizational documents or any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c) Pending Actions. There is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Purchaser’s knowledge, threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

5.4 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.3 shall survive Closing for a period of one (1) year after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to Purchaser within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

5.5 Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a) Satisfaction of Closing Obligation. Seller shall use reasonable and diligent efforts to satisfy each of the Closing conditions expressly set forth in Sections 4.6 and 4.7 (other than those conditions which are within Purchaser’s control) as soon as practicable.

(b) Action or Inaction in Conformity with Representations and Warranties. Seller shall not take any action or inaction, or commit to take any action or inaction, which would result in the representations and warranties of Seller contained in Article 5 or elsewhere in this Agreement or in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to Purchaser to not be true and correct in all respects as of the Closing.

(c) Maintenance of Property. Seller shall maintain the Property in a manner generally consistent with the manner in which Seller has maintained the Property prior to the date hereof.

(d) Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller from any governmental authority or other party of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date.

(e) Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller’s past practices at the Property. Unless Purchaser agrees otherwise in writing, any new leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller’s standard apartment lease form for the Property and shall be consistent with Seller’s past leasing practices. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided Seller shall only enter into new leases or renewals in the ordinary course of business taking into account Seller’s then-current good faith evaluation of market conditions. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

(f) Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by Seller’s insurance that is currently in force, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program.

(g) Enforcement of Existing Leases. Seller shall perform the landlord’s material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller and its property manager for its apartment properties.

(h) Preparation of Vacant Units for Lease. Seller shall place apartment units that are now vacant or that are vacated not less than ten (10) day prior to the Closing Date into rent-ready condition on or before the Closing Date in accordance with Seller ‘s current management standards for its apartment properties as though no sale of the Property were contemplated; provided, however, in no event shall there be more than six (6) vacant apartment units that are not in rent-ready condition on the Closing Date. Purchaser shall receive a credit at the Closing of One Thousand Dollars ($1,000.00) per each of any such six (6) units that are not in rent-ready condition as of the Closing Date.

(i) Removal and Replacement of Tangible Personal Property. Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller and its property manager for its apartment properties.

(j) Execution of New Contracts. Seller shall not, without Purchaser’s prior written consent in each instance, materially amend or terminate any of the Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) service contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new service contracts are terminable without cause or penalty on thirty (30) days notice, and (ii) Seller may conduct leasing activity as provided in Section 5.7(e) hereof. Each such new service contract entered into by Seller shall constitute a “Service Contract” for purposes of this Agreement.

(k) OFAC Compliance. Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(l) Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

ARTICLE 6

DEFAULT

6.1 Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller’s right to receive the Deposit is intended not as a penalty, but as full liquidated damages. The right to receive the Deposit as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this

Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Deposit. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Deposit (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4 hereof.

6.2 Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, then Seller shall refund the Deposit to Purchaser, on demand, without prejudice to any other rights or remedies of Purchaser hereunder, at law or in equity. Without limitation on the foregoing, Purchaser shall have the right to seek specific performance of this Agreement, injunctive relief and other equitable remedies, but Purchaser shall not have any action for damages against Seller unless Seller’s default results from one or more of the following: (a) fraudulent misrepresentation, (b) criminal conduct (i.e. conduct that constitutes a felony under applicable law), or (c) an intentional and deliberate act of Seller taken on or after the Effective Date (including, but not limited to, sale of the Property to another person or entity while this Agreement is in effect) that is intended to result in, and does result in, Purchaser’s inability to consummate the transaction contemplated in this Agreement.

6.3 Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice, except that the failure to close on the Closing Date shall be a material default for which no notice need be given.

6.4 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit either Purchaser’s or Seller’s obligation to indemnify the other party or the damages recoverable by the indemnified party against the indemnifying party due to a party’s express obligation to indemnify the other party in accordance with Section 3.1(c), Section 8.1 or any other provision of this Agreement.

ARTICLE 7

CASUALTY AND CONDEMNATION

7.1 Casualty. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

(a) Material Damage. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty (30) day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Deposit shall be returned to Purchaser, and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule, and as of Closing, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction, and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (A) the cost of repair or (B) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $500,000.00 to repair or which, in Seller’s reasonable estimation, will take longer than ninety (90) days to repair.

(b) Not Material Damage. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs), except that Purchaser will receive loss of rent insurance proceeds applicable to the period after Closing, if any.

7.2 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten (10) day period to make such election), either: (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Purchaser, and the parties hereto shall have no further rights or obligations other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

ARTICLE 8

COMMISSIONS

8.1 Representation and Indemnity. Purchaser and Seller each hereby represent and warrant to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the sale and conveyance of the Property by Seller to Purchaser. Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.2 Survival. This ARTICLE 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

ESCROW AGENT

9.1 Investment of Deposit. Escrow Agent shall invest the Deposit pursuant to Purchaser’s reasonable directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Deposit in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Deposit only in such accounts as will allow Escrow Agent to disburse the Deposit upon no more than one (1) business day’s notice.

9.2 Payment at Closing. If the Closing takes place under this Agreement, Escrow Agent shall deliver the Deposit as provided in Purchaser’s closing instructions to Escrow Agent on the Closing Date consistent with this Agreement.

9.3 Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Deposit pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Deposit pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Deposit, Escrow Agent shall disburse the Deposit to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. Notwithstanding the foregoing, if Purchaser delivers a written request to Escrow Agent for the return of the Deposit at any time on or before the Inspection Date in connection with a termination of this Agreement by Purchaser pursuant to Section 3.2, then Escrow Agent shall promptly refund the Deposit to Purchaser without the necessity of notice to Seller or Seller’s consent.

9.4 Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature. Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.

9.5 Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Deposit, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

9.6 Interest. All interest and other income earned on the Deposit deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser, unless the Deposit is forfeited because of a default by Purchaser, in which event the interest shall be paid to Seller.

9.7 Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 9. Escrow Agent’s consent to any modification or amendment of this Agreement other than this ARTICLE 9 shall not be required.

ARTICLE 10

MISCELLANEOUS

10.1 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller.

10.2 Assignment. Neither Seller nor Purchaser may assign its rights or obligations under this Agreement without first obtaining the other party’s written approval.

10.3 Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Purchaser:	KC Pheasant Associates, LLC
c/o Paladin Realty Partners, LLC
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Attention: William K. Dunbar
Telephone: (310) 996-8754
Facsimile: (310) 996-8708

with a copy to:	King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Timothy N. Tucker
Telephone: (404) 572-4600
Facsimile: (404) 572-5131

If to Seller:	Pheasant Run Apts, LS, Limited Partnership
9000 SW 65th Court
Miami, Florida 33156
Attention: Robert E. Spielman
Telephone: (305) 669-9052
Facsimile: (305) 669-4255

with a copy to:	Gunster, Yoakley & Stewart, P.A.
One Biscayne Tower, 34th Floor
2 South Biscayne Blvd.
Miami, Florida 33131
Attention: Edgar Lewis, Esq.
Telephone: (305) 376-6016
Facsimile: (786) 425-4081

10.4 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. The parties acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means.

10.5 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern time.

10.6 Successors and Assigns. Subject to Section 10.2 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.7 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.8 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.8 shall survive Closing.

10.9 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.11 Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Purchaser and Seller hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing of the transaction contemplated by this Agreement.

10.12 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Purchaser and Seller only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.2(a)	-	Legal Description of the Land
Schedule 1.2(c)	-	List of Tangible Personal Property
Schedule 1.2(d)	-	Rent Roll
Schedule 1.2(e)	-	Service Contracts
Schedule 2.2	-	Required Endorsements
Schedule 2.3(a)	-	Permitted Exceptions
Schedule 3.1(b)	-	Property Documents
Schedule 4.1(a)	-	Form of Special Warranty Deed
Schedule 4.2(b)	-	Form of Bill of Sale and Assignment
Schedule 4.2(c)	-	Form of Seller’s Closing Certificate
Schedule 5.1(i)	-	Environmental Reports

10.14 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section or any subsection hereof.

10.15 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.16 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Purchaser and Seller (in which event the defaulting Party shall remain liable as and to the extent provided in this Agreement) from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.17 Survival. All provisions of this Agreement which are not fully performed as of Closing shall survive Closing subject to the terms and provisions set forth in Sections 5.2, 5.4 and 4.6, respectively.

10.18 Time of Essence. Time is of the essence with respect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PURCHASER:

KC PHEASANT ASSOCIATES, LLC, a Delaware limited liability company

By: PRIP 1102, LLC, a Delaware limited liability company, its sole member

By: Paladin Realty Income Properties, L.P., Delaware limited partnership, its sole member

By: Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

By: /s/ William K. Dunbar
Name: William K. Dunbar
Title: Chief Investment Officer

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

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SELLER:

PHEASANT RUN APTS, LS, LIMITED PARTNERSHIP, a Florida limited partnership

By: Pheasant Run Apts, Inc., a Florida corporation, its General Partner

By: /s/ ROBERT E. SPIELMAN
Robert E. Spielman, President

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

LANDAMERICA COMMERCIAL SERVICES

By: /s/ J. M. SCHUSTER
Name: J. M. Schuster
Title: National Account Administrator

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